Exhibit 99.2

OCUGEN, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	$678,492	$1,628,136
Deferred transaction cost	2,067,199	—
Prepaid expenses and other current assets	498,642	313,499
Total Current Assets	3,244,333	1,941,635

Property and equipment, net	228,596	245,788
Restricted cash	150,776	150,477
Other assets	495,868	116,333
Total Assets	$4,119,573	$2,454,233
Liabilities and Stockholders’ Deficit
Current Liabilities
Accounts payable	$5,255,972	$3,277,525
Accrued expenses	1,162,798	1,402,750
Short term debt, net	2,062,249	7,483,847
Derivative liabilities	42,073	1,741,222
Operating lease obligation	162,756	—
Financing lease obligation	19,421	20,442
Deferred grant proceeds	183,800	183,800
Total Current Liabilities	8,889,069	14,109,586
Non-Current Liabilities
Deferred rent	—	3,739
Operating lease obligations, less current portion	267,188	—
Financing lease obligation, less current portion	22,903	33,720
Long term debt, net	1,046,136	1,016,727
Total Non-Current Liabilities	1,336,227	1,054,186
Total Liabilities	10,225,296	15,163,772
Stockholders’ Deficit
Common stock, $0.001 par value, 20,000,000 authorized at June 30, 2019 and December 31, 2018, 13,024,138 and 10,347,418 issued and outstanding at June 30, 2019 and December 31, 2018, respectively	13,024	10,347
Accumulated other comprehensive income	—	451
Additional paid-in capital	34,969,863	18,516,857
Accumulated deficit	(41,088,610)	(31,237,194)
Total Stockholders’ Deficit	(6,105,723)	(12,709,539)
Total Liabilities and Stockholders’ Deficit	$4,119,573	$2,454,233

See accompanying notes to condensed consolidated financial statements.

OCUGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND

COMPREHENSIVE LOSS

(Unaudited)

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Operating Expenses
Research and development	$1,240,047	$2,831,797	$5,033,069	$5,844,186
General and administrative	1,088,477	1,220,351	2,136,497	2,202,397
Total Operating Expenses	2,328,524	4,052,148	7,169,566	8,046,583
Loss from Operations	(2,328,524)	(4,052,148)	(7,169,566)	(8,046,583)
Other Income (Expense)
Change in fair value of derivative liabilities	(608,149)	(8,245)	(1,384,422)	(253,347)
Loss on debt conversion	(341,136)	—	(341,136)	—
Interest income	377	6,200	971	13,631
Interest expense	(261,562)	(1,235,291)	(957,031)	(2,033,805)
Other income (expense)	184	(1,762)	(232)	(10,168)
Total Other Expense	(1,210,286)	(1,239,098)	(2,681,850)	(2,283,689)
Net Loss	(3,538,810)	(5,291,246)	(9,851,416)	(10,330,272)
Other Comprehensive Income (Loss)
Foreign currency translation adjustment	(169)	558	(451)	524
Comprehensive Loss	$(3,538,979)	$(5,290,688)	$(9,851,867)	$(10,329,748)
Net loss per share of common stock, basic and diluted	$(0.28)	$(0.51)	$(0.86)	$(1.00)

Weighted average shares outstanding — basic and diluted	12,656,240	10,347,418	11,392,524	10,347,418

See accompanying notes to condensed consolidated financial statements.

OCUGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ DEFICIT

(Unaudited)

	Common Stock		Additional Paid in	Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total
Balance at December 31, 2018	10,347,418	$10,347	$18,516,857	$451	$(31,237,194)	$(12,709,539)
Stock-based compensation expense	—	—	415,202	—	—	415,202
Foreign currency translation adjustment	—	—	—	(282)	—	(282)
Net Loss				—	(6,312,606)	(6,312,606)
Balance at March 31, 2019	10,347,418	$10,347	$18,932,059	$169	$(37,549,800)	$(18,607,225)

Stock-based compensation expense	—	—	111,807	—	—	111,807
Foreign currency translation adjustment	—	—	—	(169)	—	(169)

Net Loss	—	—	—	—	(3,538,810)	(3,538,810)
Conversion of debt	2,347,678	2,348	13,968,531	—	—	13,970,879
Equity transactions	329,042	329	1,957,466	—	—	1,957,795
Balance at June 30, 2019	13,024,138	$13,024	$34,969,863	$—	$(41,088,610)	$(6,105,723)

	Common Stock		Additional Paid in	Other Comprehensive	Accumulated
	Shares	Amount	Capital	Income	Deficit	Total
Balance at December 31, 2017	10,347,418	$10,347	$17,442,170	—	$(13,017,530)	$4,434,987
Stock-based compensation expense	—	—	258,682	—	—	258,682
Foreign currency translation adjustment	—	—	—	(34)	—	(34)
Net Loss	—	—	—	—	(5,039,026)	(5,039,026)
Balance at March 31, 2018	10,347,418	$10,347	$17,700,852	$(34)	$(18,308,775)	$(345,391)
Stock-based compensation expense	—	—	261,185	—	—	261,185
Foreign currency translation adjustment	—	—	—	558	—	558
Net Loss	—	—	—	—	(5,291,246)	(5,291,246)
Balance at June 30, 2018	10,347,418	$10,347	$17,962,037	$524	$(23,347,802)	$(5,374,894)

See accompanying notes to condensed consolidated financial statements.

OCUGEN, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Six months ended June 30,
	2019	2018
Cash Flows from Operating Activities
Net loss	$(9,851,416)	$(10,330,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation expense	19,259	20,647
Non-cash interest expense	937,772	2,033,805
Change in fair value of derivative liability	1,384,422	253,347
Stock-based compensation expense	527,009	519,867
Loss on debt conversion	341,136	—
Changes in assets and liabilities:
Prepaid expenses and other current assets	(32,986)	(15,868)
Other assets	(25,000)	(5,333)
Accounts payable and accrued expenses	668,879	1,759,952
Deferred rent	—	880
Net Cash Used in Operating Activities	(6,030,925)	(5,762,975)
Cash Flows from Investing Activities
Purchase of property and equipment	(2,067)	(76,621)
Payment for equity transaction	(130,000)	—
Net Cash Used in Investing Activities	(132,067)	(76,621)
Cash Flows from Financing Activities
Financing lease principal payments	(1,021)	—
Deferred financing costs	(85,233)	(38,969)
Proceeds from issuance of convertible debt	4,300,000	6,000,000
Proceeds from stock subscription	1,000,000	—
Net Cash Provided by Financing Activities	5,213,746	5,961,031
Effect of changes in exchange rate on cash	(99)	524
Net (Decrease) / Increase in Cash, Cash Equivalents and Restricted Cash	(949,345)	121,959
Cash, cash equivalents and restricted cash at beginning of period	1,778,613	6,301,572
Cash, cash equivalents and restricted cash at end of period	$829,268	$6,423,531

Supplemental disclosure of cash and non-cash transactions:
Purchase of fixed assets by entering into capital lease	—	$63,855
Conversion of debt	$13,061,029	—
Conversion of promissory note	$907,502	—
Deferred transaction cost	$1,937,100	—
Right of use asset related to the operating leases	$363,093	—
Deferred equity issuance cost	$152,157	—

See accompanying notes to condensed consolidated financial statements.

OCUGEN, INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2019 AND 2018

(Unaudited)

NOTE 1—NATURE OF BUSINESS

Ocugen, Inc. (the “Company”or “Ocugen”), located in Malvern Pennsylvania, is a clinical stage biopharmaceutical company focused on discovering, developing and commercializing a pipeline of innovative therapies to address rare and underserved eye diseases.

The Company is developing a modifier gene therapy platform for unmet medical needs in the area of retinal diseases, including inherited retinal diseases (“IRDs”).  The Company’s modifier gene therapy platform is novel in that it targets nuclear hormone receptor (“NHR”) genes that have the potential to restore homeostasis to the retina and may target multiple genes that are associated with a range of IRDs.  Unlike single-gene replacement therapies, which only target one genetic mutation, the Company believes that its gene therapy platform, through its use of NHRs, may impact multiple genes that are associated with a range of genetically diverse diseases.  The Company’s first gene therapy candidate, OCU400, received Orphan Drug Designation (“ODD”) from the Food and Drug Administration (“FDA”), for the treatment of NR2E3 mutation-associated retinal degenerative diseases.  OCU400 uses an adeno-associated virus vector.  The Company has a late-stage, Phase 3 program, OCU300, that has also received ODD from the FDA. OCU300 is a small molecule therapeutic currently in Phase 3 clinical development for patients with ocular graft-versus-host disease (“oGVHD”).  OCU300 is the first and only product candidate to receive ODD for the treatment of oGVHD.  OCU300 is formulated using the Company’s proprietary nanoemulsion technology, OcuNanoE — Ocugen’s ONE Platform™ (“OcuNanoE™”).

The Company is also developing OCU200, a novel fusion protein for the treatment of wet age-related macular degeneration, or wet AMD and OCU100 for the treatment of RP, as well as its first gene therapy candidate.

In January 2018, the Company formed Ocugen Limited, an Irish subsidiary, and purchased one share of common stock, representing 100% ownership, for €1 (Euro). Ocugen Limited will be used as the designated company for future European regulatory filings.

GOING CONCERN

The Company has incurred recurring losses and negative cash flows from operations since inception and has funded its operating losses through the sale of common stock, warrants to purchase common stock, the issuance of convertible notes, and debt. The Company incurred net losses of approximately $9.9 million and $10.3 million for the six months ended June 30, 2019 and 2018, respectively, and had an accumulated deficit of $41.1 million as of June 30, 2019. As of June 30, 2019, the Company had cash and cash equivalents of $0.7 million and a working capital deficit of $5.6 million.

The Company has a limited operating history and its prospects are subject to risks, expenses and uncertainties frequently encountered by companies in its industry. The Company intends to continue its research and development efforts for its product candidates, which will require significant funding. If the Company is unable to obtain additional financing in the future or research and development efforts require higher than anticipated capital, there may be a negative impact on the financial viability of the Company. The Company plans to increase working capital by raising additional capital through either private or public equity or debt financing. Such financing may not be available at all, or on terms which are favorable to the Company. While management of the Company believes that it has a plan to fund ongoing operations, its plan may not be successfully implemented. Failure to generate sufficient cash flows from operations, raise additional capital through one or more financings, or reduce certain discretionary spending could have a material adverse effect on the Company’s ability to achieve its intended business objectives.

As a result of these factors, together with the anticipated increase in spending that will be necessary to continue to develop the Company’s products, there is substantial doubt about the Company’s ability to continue as a going concern within one year after the date that these unaudited condensed consolidated financial statements are issued. The unaudited condensed consolidated financial statements do not contain any adjustments that might result from the resolution of any of the above uncertainties. The Company plans to continue raising additional funds to meet its operational goals until profitable.

NOTE 2—SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements included herein have been prepared in conformity with accounting principles generally accepted in the United States (“GAAP”) and under the rules and regulations of the United States Securities and Exchange Commission (“SEC”) for interim reporting. The accompanying unaudited condensed consolidated financial statements include all adjustments, consisting of normal recurring adjustments, which are necessary to present fairly the Company’s financial position, results of operations, and cash flows. The unaudited condensed consolidated results of operations are not necessarily indicative of the results that may occur for the full fiscal year. Certain information and note disclosures normally included in the financial statements prepared in accordance with GAAP have been condensed or omitted under the SEC’s rules and regulations. These unaudited condensed consolidated financial statements should be read in conjunction with the audited financial statements and accompanying notes thereto for the years ended December 31, 2018. The balance sheet data as of December 31, 2018 was derived from the Company’s audited financial statements for the year ended December 31, 2018.

The Company’s significant accounting policies have not changed substantially from those previously described in the consolidated financial statements for the year ended December 31, 2018, except for the adoption of ASU 2016-02, Leases (Topic 842). The following are updates to certain policies described in Note 2 to the Company’s consolidated financial statements for the year ended December 31, 2018.

All percentages have been calculated using unrounded amounts.

PRINCIPALS OF CONSOLIDATION

The unaudited condensed consolidated financial statements include the accounts of Ocugen, Inc. and its wholly owned subsidiary. All intercompany balances and transactions have been eliminated in consolidation.

FOREIGN CURRENCY TRANSLATION AND TRANSACTIONS

The assets and liabilities of the Company’s foreign subsidiary are translated into U.S. dollars based on exchange rates in effect at the end of each period. Revenues and expenses are translated at average exchange rates during the periods. Currency transaction gains or losses are included in Other expenses. Gains or losses from balance sheet translation are included in Accumulated other comprehensive income.

USE OF ESTIMATES

In preparing unaudited condensed consolidated financial statements in conformity with GAAP, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, as well as the reported amounts of expenses during the reporting period. Due to inherent uncertainty involved in making estimates, actual results reported in future periods may be affected by changes in these estimates. On an ongoing basis, the Company evaluates its estimates and assumptions. These estimates and assumptions include valuing equity securities in share-based payment arrangements and valuation of the embedded conversion feature on the convertible notes.

CASH, CASH EQUIVALENTS, AND RESTRICTED CASH

The Company considers all highly-liquid investments that have maturities of three months or less when acquired to be cash equivalents. Cash and cash equivalents include bank demand deposits, marketable securities with maturities of three months or less at purchase, and money market funds that invest primarily in certificates of deposit, commercial paper and United States government and United States government agency obligations. The Company’s restricted cash balance consists of cash held to collateralize a corporate credit card account.

The following table provides a reconciliation of cash, cash equivalents, and restricted cash in the consolidated balance sheets to the total amount shown in the condensed consolidated statements of cash flows:

	As of June 30,
	2019	2018
Cash, cash equivalents and restricted cash reconciliation:
Cash and cash equivalents	$678,492	$6,273,335
Restricted cash	150,776	150,196
Total cash, cash equivalents and restricted cash	$829,268	$6,423,531

NOTE 3—RECENT ACCOUNTING PRONOUNCEMENTS

RECENTLY ADOPTED ACCOUNTING STANDARDS

In February 2016, the FASB issued ASU No. 2016-02 Leases (ASC 842). In July 2018, the FASB issued ASU No. 2018-10, “Codification Improvements to Topic 842, Leases” (ASU 2018-10), which provides narrow amendments to clarify how to apply certain aspects of the new lease standard, and ASU No. 2018-11, “Leases (Topic 842)—Targeted Improvements” (ASU 2018-11), which addressed implementation issues related to the new lease standard. These and certain other lease-related ASUs have generally been codified in ASC 842. ASC 842 supersedes the lease accounting requirements in Accounting Standards Codification Topic 840, Leases (ASC 840). ASC 842 establishes a right-of-use model that requires a lessee to record a right-of-use (“ROU”) asset and a lease liability on the balance sheet for all leases. Under ASC 842, leases are classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The standard also requires disclosures to help investors and other financial statement users better understand the amount, timing and uncertainty of cash flows arising from leases. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018 and interim periods within that reporting period. Nonpublic entities are required to apply the guidance in annual periods beginning after December 15, 2019 and in interim periods beginning after December 15, 2020. The Company adopted ASC 842 on January 1, 2019 using the effective date transition method. Prior period results continue to be presented under ASC 840 based on the accounting standards originally in effect for such periods.

The Company has elected certain practical expedients permitted under the transition guidance within ASC 842 to leases that commenced before January 1, 2019, including the package of practical expedients. The election of the package of practical expedients resulted in the Company not reassessing prior conclusions under ASC 840 related to lease identification, lease classification and initial direct costs for expired and existing leases prior to January 1, 2019. The Company did not elect the practical expedient to not record short-term leases on its consolidated balance sheet. The adoption of ASU 2016-02 did not have a significant impact on the Company’s consolidated results of operations or cash flows. Upon adoption, the Company recognized a ROU asset and lease liability of $0.4 million and $0.4 million, respectively. See Note 9.

NOTE 4—NET LOSS PER SHARE OF COMMON STOCK

The following table sets forth the computation of basic and diluted earnings per share for the three and six months ended June 30, 2019 and 2018:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Basic net loss per share of common stock:
Net loss	$(3,538,810)	$(5,291,246)	$(9,851,416)	$(10,330,272)
Weighted average shares of common stock outstanding	12,656,240	10,347,418	11,392,524	10,347,418
Net loss per shares of common stock—basic and diluted	$(0.28)	$(0.51)	$(0.86)	$(1.00)

The following potentially dilutive securities outstanding at June 30, 2019 and 2018 have been excluded from the computation of diluted weighted average shares outstanding, as they would be antidilutive:

	Three months ended June 30,		Six months ended June 30,
	2019	2018	2019	2018
Stock options	290,500	988,000	287,667	988,000
Warrants	1,814,811	1,814,811	1,814,811	1,814,811
Total	2,105,311	2,082,811	2,102,478	2,802,811

NOTE 5—LICENSE AGREEMENTS

LICENSE AGREEMENT WITH UNIVERSITY OF COLORADO

In March 2014, the Company entered into a patent license agreement with the University of Colorado (“University”), which granted the Company an exclusive license to develop and commercialize, and continue to secure patents for OCU100 and OCU200, including the ability to enforce any rights against infringement. Under the agreement, the Company assumed primary responsibility for preparing, filing and prosecuting broad patent claims for OCU100 and OCU200 for the University’s benefit. Further, the Company assumed primary responsibility for all patent activities, including all costs associated with the perfection and maintenance of the patents for OCU100 and OCU200.

In exchange for the licensed patents, the Company issued the University 180,000 shares of the Company’s common stock. The license agreement included an anti-dilution provision, requiring the issuance of additional shares to maintain a specified ownership interest until such time as the Company achieved a specified level of financing. Between the effective date of the agreement and December 31, 2016, the Company issued the University an additional 67,000 shares of the Company’s common stock. The anti-dilution provision was no longer effective per the terms of the agreement, as amended, after the Company’s Series A financing round closed in December 2016. The Company also reimbursed the University for $26,179 of fees and costs previously incurred by the University.

The agreement with the University, as amended in January 2017, obligates the Company to pay certain development and regulatory milestone fees of up to $1.5 million, royalties in the low single digits on net sales and royalties ranging from the mid-teens to forty percent on sublicense income of OCU100 and OCU200.

The agreement with the University calls for minimum annual royalty payments of $20,000, starting on the third anniversary of the agreement and on each annual anniversary thereafter, and after sales commence, increasing to a percentage rate in the mid-twenties of the previous year’s royalty payment paid to the University, through the term of the agreement. The Company paid $20,000 during 2018 and will pay $20,000 in 2019 as the minimum royalty is due annually beginning in 2017 and recognized such amount as research and development expense. No additional royalties were paid or incurred during 2018 or the six months ended June 30, 2019 as the Company has not achieved any milestones, net sales or sublicensing for OCU100 or OCU200. Future annual royalties will be recognized in the years they are earned, per the license agreement. The Company may cancel the license agreement at any time with 60 days’ written notice.

LICENSE AGREEMENT WITH UNIVERSITY OF ILLINOIS

In February 2016, the Company entered into a license agreement with the University of Illinois, Chicago (“UIC”), which granted the Company an exclusive license to develop, commercialize and continue to secure patents for OCU300 and OCU310. In connection with acquiring the license for OCU300 and OCU310, the Company was required to pay a signing fee of $15,000, which was recognized as research and development expense.

The Company is required to pay royalties ranging from the low single digits to low teens to UIC based on net sales and sublicense revenues generated by OCU300 and OCU310. The Company is also required to pay minimum annual royalties to UIC, beginning with an annual payment of $20,000 on the third anniversary of the effective date of the agreement, and increasing gradually to $50,000 by the sixth anniversary and continuing through the term of the agreement. These minimum royalties will be recognized over the annual period to which they relate. The Company is also obligated to pay UIC up to $1.25 million upon the achievement of certain development and regulatory milestones.

The Company recognized $6,250 and $5,000 of royalty expense related to this agreement during the three months ended June 30, 2019 and 2018, respectively, and $12,083 and $8,333 during the six months ended June 30, 2019 and 2018, respectively. Additionally, during 2018, the Company incurred $250,000 in milestone payments due to achieving a milestone associated with dosing the first patient in a Phase 3 clinical trial. The Company has not achieved any other milestones, net sales or sublicensing for OCU300 or OCU310. The Company may cancel the license agreement at any time with 90 days’ written notice.

LICENSE AGREEMENT WITH THE SCHEPENS EYE RESEARCH INSTITUTE

In December 2017, the Company entered into a license agreement with The Schepens Eye Research Institute, (“SERI”), which granted the Company an exclusive license to develop, commercialize, and continue to secure patents for OCU400. This agreement is accounted for as a Collaborative Arrangement. In connection with acquiring the license, the Company was required to pay a license fee of $125,000, which was recognized in 2017. In addition, a licensing fee of $75,000 was incurred in June 2019

The Company was also required to reimburse SERI for all patent costs incurred prior to the effective date of the agreement, totaling $39,681, and will be required to reimburse SERI for all future patent costs related to this licensed technology.

These license and patent fees were recognized as research and development expense.

The Company is obligated to pay SERI up to $6.0 million upon the achievement of certain development and regulatory milestones. The Company is also obligated to pay SERI up to $10.5 million upon the achievement of certain commercial milestones. The Company will also pay SERI royalties in the low single digits based on net sales, which will be credited against the annual license maintenance fees. The license agreement dictates that the Company will pay an annual license maintenance fee of $25,000 for the first two years following expiration or termination of the Sponsored Research Agreement, and $50,000 for each year thereafter. No license maintenance fees were paid during the three and six months ended June 30, 2019 or in 2018. No milestones or royalties were paid or incurred through June 30, 2019, as the Company has not achieved any milestones, net sales or sublicensing under this agreement. The Company may cancel the license agreement at any time with 180 days’ written notice.

In December 2017, the Company also entered into a Sponsored Research Agreement with SERI which is effective for two years. Pursuant to the terms of the agreement, the Company expects to make payments of approximately $1.1 million for research services for OCU400 over the period beginning December 2017 and ending December 2019. The Company recognized approximately $159,250 and $112,000 as research and development expense in the three months ended June 30, 2019 and 2018, respectively, and approximately $318,500 and $257,600 in the six months ended June 2019 and 2018, respectively for work performed under this agreement.

NOTE 6—BALANCE SHEET DETAIL

Accrued Expenses are as follows:

	June 30, 2019	December 31, 2018
Accrued expenses:
Research & Development	$364,025	$705,436
Clinical	215,159	469,473
Consulting	79,833	86,619
Employees	365,768	123,372
Legal	138,013	15,400
Other	—	2,450
Total	$1,162,798	$1,402,750

NOTE 7—EQUITY TRANSACTIONS

On April 5, 2019, the Company entered into a Stock Subscription Agreement (“Subscription Agreement”) with existing investors for the sale of 168,068 shares of common stock for $1,000,000, or $5.95 per share. This capital raise triggered the conversion features on the convertible debt above, see Note 8 for further details.

On December 13, 2018, the Company entered into a service agreement with a financial advisor. Pursuant to this agreement, in June 2019, 160,974 common shares were issued at $5.95 per share for services rendered. These services totaling $0.96 million are related to the merger transaction, therefore, reflected in the supplemental disclosure of the condensed consolidated statements of cash flows. Remaining balance of the total $1.9 million deferred transaction cost consists of unpaid fees as of June 30, 2019.

NOTE 8—DEBT

EB-5 LOAN

In September 2016, pursuant to the U.S. government’s Immigrant Investor Program, commonly known as the EB-5 program (the “EB-5 Program”), the Company entered into an arrangement to borrow up to $10.0 million from EB5 Life Sciences, L.P. (the “Lender”) in $0.5 million increments. Borrowing may be limited by the amount of funds raised by the Lender and are subject to certain job creation requirements by the Company. Borrowings are at a fixed interest rate of 4.0% and are to be utilized in the clinical development, manufacturing, and commercialization of the Company’s products and for the general working capital needs of the Company. Outstanding borrowings pursuant to the EB-5 Program become due upon the seventh anniversary of the final disbursement. Amounts repaid cannot be re-borrowed.

In September 2016, $0.5 million was borrowed by the Company followed by another borrowing of $0.5 million in December 2016. Issuance costs for these borrowings totaled $103,887. At June 30, 2019, there is $1.0 million of principal outstanding which has accrued interest of approximately $10,000 during the three months ended June 30, 2019 and 2018, respectively, and $20,000 during the six months ended June 30, 2019 and 2018. As of June 30, 2019, total accrued interest is approximately $107,000. As of June 30, 2019, and December 31, 2018, the Company believes the fair value of the EB-5 Note approximates its carrying value due to the nature of the loan and the similarity between the interest rate on the Note and prevailing interest rates.

The EB-5 Note is secured by substantially all assets of the Company, except for any patents, patent applications, pending patents, patent license, patent sublicense, trademarks, and other intellectual property rights.

Amortization expense amounted to approximately $3,710 for the three months ended June 30, 2019 and 2018, and approximately $7,421 for the six months ended June 30, 2019 and 2018, and is included in interest expense.

Convertible Notes

During the year ended December 31, 2018, the Company issued convertible notes (the “Notes”) to existing stockholders in the Company, including $3.35 million to board members. At issuance, the following amounts were recorded:

Note Issuance Date	Note Principal Amount	Fair Value of Conversion Feature	Fair Value of Change in Control Feature	Debt Issuance Costs	Carrying Amount of the Note	Maturity Date
January 2018	$5,000,000	$(2,579,074)	$(78,637)	$(35,969)	$2,306,320	July 2019
June 2018	1,000,000	(714,041)	(10,175)	(3,000)	272,784	Dec. 2019
November 2018	1,150,400	—	(21,127)	(50,646)	1,078,627	May 2020
December 2018	150,000	—	(2,857)	(14,310)	132,833	May 2020
Total	$7,300,400	$(3,293,115)	$(112,796)	$(103,925)	$3,790,564

During the six months ended June 30, 2019, the Company issued convertible notes (the “Notes”) to existing stockholders in the Company, including $0.1 million to a board member. At issuance, the following amounts were recorded:

Note Issuance Date	Note Principal Amount	Fair Value of Conversion Feature	Fair Value of Change in Control Feature	Debt Issuance Costs	Carrying Amount of the Note	Maturity Date
January 2019	$450,000	$(172,227)	$(10,655)	$(29,358)	$237,760	May 2020
February 2019	1,000,000	(284,448)	(17,931)	(55,875)	641,746	June 2020
Total	$1,450,000	$(456,675)	$(28,586)	$(85,233)	$879,506

All Notes accrued interest at a rate of 5% per annum and have scheduled maturity date on the eighteenth month anniversary of the date of the issuance of the Notes (the Maturity Date”). If prior to the Maturity Date, there is a consummation of the sale of all or substantially all of the assets of the Company, change in control or event of default, the Notes becomes due and payable at an amount equal to 1.5 times the principal amount of the Notes together with all accrued interest (the “Change in Control Feature”).

With regards to the notes issued in January 2018 and June 2018, if the Company receives equity financing from the issuance of stock of the Company from an investor or group of investors in a transaction or series of related transactions resulting in gross proceeds to the Company of at least $15.0 million (the “Financing Transaction”), including the conversion of these Notes, the principal amount and all interest accrued but not paid through the closing date of the equity financing shall automatically convert into the same class of equity securities as those issued in the equity financing at a price per share equal to a 30% discount to the lowest price per share being paid by investors in the equity financing (the “Conversion Feature”).

With regards to the notes issued in November 2018 and December 2018 notes, if the Company receives equity financing from the issuance of stock of the Company from an investor or group of investors in a transaction or series of related transactions resulting in gross proceeds to the Company of at least $4.0 million (the “Financing Transaction”), including the conversion of these Notes, the principal amount and all interest accrued but not paid through the closing date of the equity financing shall automatically convert into the same class of equity securities as those issued in the equity financing at a price per share equal to the lowest price per share being paid by investors in the equity financing.

With regards to the notes issued in January 2019 and February 2019, if the Company receives equity financing from the issuance of stock of the Company from an investor or group of investors in a transaction or series of related transactions resulting in gross proceeds to the Company of at least $10.0 million (the “Financing Transaction”), including the conversion of these Notes, the principal amount and all interest accrued but not paid through the closing date of the equity financing shall automatically convert into the same class of equity securities as those issued in the equity financing at a price per share equal to a 15% discount to the lowest price per share being paid by investors in the equity financing (the “Conversion Feature”).

The Company bifurcated the Conversion Feature for the January 2018, June 2018, January 2019, and February 2019 notes and classified it as a derivative liability because the Conversion Feature does not have a fixed conversion price and conversion will be settled in a variable number of common shares. There is no bifurcated conversion feature for the November 2018 and December 2018 notes as there is no discount to the lowest equity price triggering conversion.

The Company also bifurcated the Change in Control Feature for all of the notes because it was determined to be a redemption feature not clearly and closely related to the debt host. The fair value of both of these embedded features accounted for as a derivative liability is recorded as a discount on the Notes. The debt discount is accreted into interest expense over the expected time until conversion of the Notes. The accretion amounted to $36,827 and $1,146,217 in the three months ending June 30, 2019 and June 30, 2018, and $502,013 and $1,876,773, in the six months ending June 30, 2019 and June 30, 2018, respectively.

The fair value of the derivative liability for the embedded features was classified as a liability in the Company’s Consolidated Balance Sheets at issuance, with subsequent changes in fair value during the three and six months ended June 30, 2019 and June 30, 2018 recorded on the Company’s Condensed Consolidated Statements of Operations and Comprehensive Loss as Change in fair value of derivative liabilities.

	Conversion feature	Change in Control feature
Balance at January 1, 2019	$1,623,009	$118,213
Fair value at issuance — January 2019 notes	172,227	10,655
Fair value at issuance — February 2019 notes	284,448	17,931
Change in fair value of embedded derivatives	1,531,221	(146,799)
Balance at April 5, 2019	$3,610,905	$—

On April 5, 2019, debt related to the derivative liability was converted into equity, therefore, no derivative liabilities related to these notes exist as of June 30, 2019.

For purposes of estimating the fair market value of the embedded features, the Company used a with and without model. The significant assumptions used in the valuation model are level 3 inputs and are as follows:

Conversion feature — Crossover Triggered:

At Issuance	Jan 2018 Notes	Jun 2018 Notes	Nov 2018 Notes	Dec 2018 Notes	Jan 2019 Notes	Feb 2019 Notes
Time until expected conversion (in years)	0.49	0.17	—	—	0.02	0.02
Probability of conversion	80%	75%	—	—	60%	60%

At December 31, 2018	Jan 2018 Notes	Jun 2018 Notes	Nov 2018 Notes	Dec 2018 Notes	Jan 2019 Notes	Feb 2019 Notes
Time until expected conversion (in years)	0.02	0.02	—	—	—	—
Probability of conversion	60%	60%	—	—	—	—

At March 31, 2019	Jan 2018 Notes	Jun 2018 Notes	Nov 2018 Notes	Dec 2018 Notes	Jan 2019 Notes	Feb 2019 Notes
Time until expected conversion (in years)	0.02	0.02	—	—	0.02	0.02
Probability of conversion	0%	0%	—	—	0%	0%

Conversion feature — IPO Triggered / Reverse Merger/Qualified Financing Triggered:

At Issuance	Jan 2018 Notes	Jun 2018 Notes	Nov 2018 Notes	Dec 2018 Notes	Jan 2019 Notes	Feb 2019 Notes
Time until expected conversion (in years)	—	—	—	—	0.25	0.18
Probability of conversion	—	—	—	—	20%	20%

At December 31, 2018	Jan 2018 Notes	Jun 2018 Notes	Nov 2018 Notes	Dec 2018 Notes	Jan 2019 Notes	Feb 2019 Notes
Time until expected conversion (in years)	0.33	0.33	—	—	—	—
Probability of conversion	20%	20%	—	—	—	—

At March 31, 2019	Jan 2018 Notes	Jun 2018 Notes	Nov 2018 Notes	Dec 2018 Notes	Jan 2019 Notes	Feb 2019 Notes
Time until expected conversion (in years)	0.08	0.08	—	—	0.08	0.08
Probability of conversion	80%	80%	—	—	80%	80%

Change in Control feature:

At Issuance	Jan 2018 Notes	Jun 2018 Notes	Nov 2018 Notes	Dec 2018 Notes	Jan 2019 Notes	Feb 2019 Notes
Time until expected conversion (in years)	1.24	0.83	0.47	0.38	0.33	0.33
Probability of conversion	3%	3%	3%	3%	3%	3%

At December 31, 2018	Jan 2018 Notes	Jun 2018 Notes	Nov 2018 Notes	Dec 2018 Notes	Jan 2019 Notes	Feb 2019 Notes
Time until expected conversion (in years)	0.41	0.41	0.41	0.41	—	—
Probability of conversion	3%	3%	3%	3%	—	—

At March 31, 2019	Jan 2018 Notes	Jun 2018 Notes	Nov 2018 Notes	Dec 2018 Notes	Jan 2019 Notes	Feb 2019 Notes
Time until expected conversion (in years)	0.17	0.17	0.17	0.17	0.17	0.17
Probability of conversion	3%	3%	3%	3%	3%	3%

The Company considered several possible outcomes in the likelihood and timing of a qualified financing and/or a change in control occurring that would trigger conversion or redemption and believes the amounts disclosed above and utilized in the valuation are the best estimates of such amounts at each valuation date. The possible outcomes are impacted by the Company’s current capital raising plans and its need for additional funding to continue its development efforts. These assumptions are updated each reporting period.

Debt issuance costs incurred related to the issuance of the January 2019 and February 2019 notes were $85,233 and accounted for as debt discount and amortized over the period until expected conversion. This accretion amounted to $1,354 and $14,084 in the three months ending June 30, 2019 and June 30, 2018, and $115,744 and $26,083, in the six months ending June 30, 2019 and June 30, 2018, respectively.

As a result of the Subscription Agreement transaction (Note 7), with regards to the January 2018, June 2018, January 2019, and February 2019 notes, the triggers for conversion met were an equity financing and $10.0 million of gross proceeds from an investor or group of investors. With regards to the November 2018 and December 2018 notes, the triggers met were an equity financing and $4.0 million of gross proceeds from an investor or group of investors.

Subsequently, on April 5, 2019, the notes converted with a discount of 30%, which is consistent with the notes issued in January 2018 and June 2018, however, differs from the 0% discount on the November 2018 and December 2018 notes and the 15% on the January 2019 and February 2019 notes. This modification to change the discount on common stock from 15% to 30% occurred at the time of conversion. To account for this transaction, the Company issued 2,195,157 shares of common stock at 30% discount at $4.165 per share on the date of conversion to extinguish the debt and resulted in a loss of $0.3 million. This non-cash transaction resulted in an increase of $13.0 million in Additional paid-in capital and the conversion was based on the principal balance outstanding and the unpaid interest

Senior Secured Convertible Notes

On May 21, 2019, the Company issued senior secured convertible notes (the “Senior Notes”) to unrelated third parties for $2.415 million of the $25.0 million (see note 11) at an original issue discount of $465,000. The Senior Notes are securitized against the intellectual property of the Company. If the proposed Merger (Note 11) is completed, immediately prior to the Effective Time, the Company will offset $2.4 million from the remaining amount to be received from the investors under the Financing SPA (defined in Note 11) and the Senior Notes will be deemed to have been repaid and cancelled. If the proposed Merger is not completed, the Company may be required to pay the note holders $2.4 million.

The holders of the notes also have an option to convert Senior Notes into common shares at a price per share equal to $10.8 per share at any time after the issuance date. The conversion amount includes unpaid principal, interest, and any late fees. The Company has assessed this conversion feature and determined that the related value associated with the conversion feature is not material for further considerations.

The Company bifurcated the redemption feature upon default and classified it as a derivative liability because of the redemption upon default  at 1.35 times principal and unpaid interest.

For purposes of estimating the fair market value of the embedded redemption feature, the Company used a with and without model. The fair value of the embedded derivative was $41,398 and $42,073, as of May 21, 2019 and June 30, 2019, respectively. At issuance, the following amounts were recorded:

Note Issuance Date	Note Principal Amount	Fair Value of Redemption Feature	Original Issue Discount	Debt Issuance Costs	Carrying Amount of the Note	Maturity Date
May 2019	$2,415,000	$(41,398)	(465,000)	(13,969)	$1,894,633	September 2019

The Company considered several possible outcomes in the likelihood and timing of a qualified financing and/or a default occurring that would trigger redemption and believes the amounts utilized in the valuation are the best estimates of such amounts at each valuation date. The possible outcomes are impacted by the Company’s current capital raising plans and its need for additional funding to continue its development efforts. These assumptions are updated each reporting period.

The accretion of the original issue discount amounted to $152,459 during the six months ending June 30, 2019.

Convertible Promissory Notes

On April 4, 2019, the Company issued the convertible promissory note (the “Promissory Note”) to existing stockholder for $900,000 at 5% interest rate per annum. The Promissory note matures at earlier of (a) sale of substantially off of the assets of the Company, (b) the consummation of a reorganization, merger, or consolidation of the Company with another entity or a person, (c) upon a change in control, or (d) July 30, 2019. The agreement also provides holder an option to convert the Promissory Note into common stock at a price per share equal to $5.95.

The Company bifurcated the redemption feature and classified it as a derivative liability because of the redemption upon a change in control at 1.5 times principal and unpaid interest. The Company bifurcated the change in control feature because it was determined to be a redemption feature not clearly and closely related to the debt host.

For purposes of estimating the fair market value of the embedded feature, the Company used a with and without model. The fair value of the embedded derivative was $18,053 and $9,111, as of April 4, 2019 and May 16, 2019 respectively.  At issuance, the following amounts were recorded:

Note Issuance Date	Note Principal Amount	Fair Value of Redemption Feature	Carrying Amount of the Note	Conversion Date
April 2019	$900,000	$(18,053)	$881,947	May 2019

The Company considered several possible outcomes in the likelihood and timing of  and/or a change in control occurring that would trigger redemption and believes the amounts utilized in the valuation are the best estimates of such amounts at each valuation date. The possible outcomes are impacted by the Company’s current capital raising plans and its need for additional funding to continue its development efforts. These assumptions are updated each reporting period.

Subsequently, on May 16, 2019, the Promissory Note was converted into equity. The Company issued 152,521 shares of common stock at the conversion date to extinguish the debt at $5.95 per share. This non-cash transaction resulted in an increase of $0.9 million in Additional paid-in capital and the conversion was based on the principal balance outstanding and the unpaid interest.

NOTE 9—COMMITMENTS

OPERATING LEASES

The Company determines if an arrangement is a lease at inception. This determination generally depends on whether the arrangement conveys to the Company the right to control the use of an explicitly or implicitly identified fixed asset for a period of time in exchange for consideration. Control of an underlying asset is conveyed to the Company if the Company obtains the rights to direct the use of and to obtain substantially all of the economic benefits from using the underlying asset. The Company has lease agreements which include lease and non-lease components, which the Company has elected to account for as a single lease component for all classes of underlying assets. Lease expense for variable lease components are recognized when the obligation is probable.

Operating leases are included in Other assets and Lease obligations on the Company’s consolidated balance sheets. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. Operating lease payments are recognized as lease expense on a straight-line basis over the lease term. The Company primarily leases buildings (real estate) which are classified as operating leases. ASC 842 requires a lessee to discount its unpaid lease payments using the interest rate implicit in the lease or, if that rate cannot be readily determined, its incremental borrowing rate. As an implicit interest rate is not readily determinable in the Company’s leases, the incremental borrowing rate is used based on the information available at commencement date in determining the present value of lease payments.

The lease term for all of the Company’s leases includes the non-cancellable period of the lease plus any additional periods covered by either a Company option to extend (or not to terminate) the lease that the Company is reasonably certain to exercise, or an option to extend (or not to terminate) the lease controlled by the lessor. Options for lease renewals have been excluded from the lease term (and lease liability) for the majority of the Company’s leases as the reasonably certain threshold is not met.

Lease payments included in the measurement of the lease liability are comprised of fixed payments, variable payments that depend on index or rate, and amounts probable to be payable under the exercise of the Company option to purchase the underlying asset if reasonably certain.

Variable lease payments not dependent on a rate or index associated with the Company’s leases are recognized when the event, activity, or circumstance in the lease agreement on which those payments are assessed as probable. Variable lease payments are presented as operating expenses in the Company’s income statement in the same line item as expense arising from fixed lease payments.

The Company has commitments under operating leases for certain facilities used in its operations. The Company’s leases have initial lease terms ranging from one to five years. Certain lease agreements contain provisions for future rent increases.

The components of lease expense were as follows:

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019

Operating lease cost	$81,696	$154,969
Variable lease cost	21,031	36,879
Total lease cost	$102,727	$191,848

Supplemental balance sheet information related to leases was as follows:

June 30, 2019

Right of use assets, net	$424,868
Current Lease obligations	162,756
Non-current Lease obligations	267,188
Total lease liabilities	$429,944

Supplemental cash flow information and other information related to leases was as follows:

Six Months Ended June 30, 2019

Cash paid for amounts included in measurement of liabilities:
Operating cash flows from operating leases	$191,848
Right-of-use assets obtained in exchange for new operating liabilities	$245,974
Weighted-average remaining lease terms—operating leases (years)	2.5
Weighted-average discount rate—operating leases	7.6%

Future minimum operating minimum lease payments for all leases, exclusive of taxes and other carrying charges, are approximately as follows:

For the Years Ending December 31,	Amount
Remaining 2019	94,103
2020	191,555
2021	165,574
2022	22,708
Total	$473,940

The Company does not have any leases that have not yet commenced which are significant.

FINANCING LEASES

In June 2018, the Company leased a specialized research equipment under a lease classified as a financing lease. The leased equipment is amortized on a straight-line basis over 5 years. Total accumulated amortization related to the leased equipment is $12,763 at June 30, 2019, of which $3,191 and $6,382 were recognized in the three and six months ended June 30, 2019. The following is a schedule showing the future minimum lease payments under financing leases by years and the present value of the minimum lease payments as of June 30, 2019. The interest rate related to the lease obligation is 7.6 percent and the maturity date is July 2021.

Future minimum lease payments for all financing leases, exclusive of taxes and other carrying charges, are approximately as follows:

For the Years Ending December 31,	Amount
Remaining 2019	11,928
2020	23,856
2021	11,929
Total	$47,713
Less: Amount representing interest	$3,579
Present Value of Minimum Lease Payments	$44,134

NOTE 10—RESTRICTED CASH

In May 2017, the Company opened a corporate credit card account for use by employees for travel and other business-related expenses. To secure this credit account, the Company placed $100,000 into a collateral savings account with its financial institution and recorded the $100,000 as Restricted Cash on its Balance Sheet. The account earns 0.05% interest, which is deposited monthly into the collateral account and increases the Restricted Cash asset accordingly. The collateral account will remain restricted until the Company either closes the credit account or meets other revenue and/or cash balance criteria, as defined by the financial institution.

In January 2018, the Company opened a new corporate credit card account for use by employees for travel and other business-related expenses. To secure this credit account, the Company placed $150,000 into a collateral savings account with its financial institution and recorded the $150,000 as Restricted Cash on its Balance Sheet. The account earns 0.25% interest, which is deposited monthly into the collateral account and increases the Restricted Cash asset accordingly. The collateral account will remain restricted until the Company either closes the credit account or meets other revenue and/or cash balance criteria, as defined by the financial institution.

In February 2018, the Company closed the corporate credit card account which had been opened in May 2017. As a result, the collateral savings account related to the credit account was closed and the $100,000 balance plus accrued interest was released to cash.

NOTE 11—PROPOSED MERGER

In April 2019, the Company and Histogenics Corporation (“Histogenics”) entered into a Merger Agreement. Upon the terms and subject to the satisfaction of the conditions described in the Merger Agreement, including approval of the transaction by the Company’s stockholders and Histogenics’ stockholders, a wholly-owned subsidiary of Histogenics will be merged with and into Ocugen, with Ocugen surviving the Merger as a wholly-owned subsidiary of Histogenics. The proposed Merger is structured as a stock-for-stock transaction whereby all of Ocugen’s outstanding shares of common stock and securities convertible into or exercisable for Ocugen’s common stock will be converted into the right to receive Histogenics’ common stock and securities convertible into or exercisable for Histogenics’ common stock. Under the exchange ratio formula in the Merger Agreement, as amended on June 13, 2019, the former Ocugen equity holders immediately before the Merger are expected to own approximately 86.24% of the outstanding capital stock of Histogenics, and the stockholders of Histogenics immediately before the Merger are expected to own approximately 13.76% of the outstanding capital stock of Histogenics, including the Initial Shares but excluding the Additional Shares issued in the Financing SPA (as such terms are defined below). If the proposed Merger is not completed and the Merger Agreement is terminated under certain circumstances, Histogenics or Ocugen may be required to pay the other party a termination fee of up to $600,000 or $700,000, respectively. Even if a termination fee is not payable in connection with a termination of the Merger Agreement, each of Histogenics and Ocugen will have incurred significant fees and expenses, which must be paid whether or not the Merger is completed.

In June 2019, the Company and Histogenics entered into a Securities Purchase Agreement with several investors (the “Financing SPA”), pursuant to which, among other things, the Company agreed to issue immediately prior to the Merger 4,574,272 common shares to the investors (Initial Share), and 4,574,272 common shares into escrow (Additional Shares) on behalf of the investors, and Histogenics agreed to issue after the Merger, warrants to purchase common shares of Histogenics, in exchange for $25.0 million. As a result of the proposed financing transaction, the Company has recognized $152,157 in deferred equity issuance cost as of June 30, 2019. These fees have not been paid and therefore reflected in the supplemental disclosure of the condensed consolidated statement of cash flows.

The Company has also elected a policy to classify prepaid merger considerations as current asset. Upon approval of the merger prepaid merger considerations will be reclassified to additional paid in capital.

NOTE 12—SUBSEQUENT EVENTS

Securities Purchase Agreement and Bridge Loan

On June 28,  2019, the Company entered into a senior secured convertible note (“July Bridge Loan”) agreements with certain of the investors to advance up-to $2.5 million of the $25.0 million at an original issue discount of $375,000. The July Bridge Loan is securitized against the intellectual property of the Company. If the proposed Merger is completed, immediately prior to the Effective Time, the Company will offset $2.875 million from the remaining amount to be received from the investors under the Financing SPA and the July Bridge Loan will be deemed to have been repaid and cancelled. If the proposed Merger is not completed, the Company may be required to pay the note holders $2.875 million. The amounts borrowed under the July Bridge Loan were not received by the Company until July 2019, therefore, the amounts borrowed are not reflected in the balance sheet as of June 30, 2019.

Proposed Merger

On September 27, 2019, Histogenics completed its business combination with the Delaware corporation that was previously known as Ocugen in accordance with the terms of the Agreement and Plan of Merger and Reorganization, dated as of April 5, 2019, by and among Histogenics, Ocugen, a Delaware corporation, and Restore Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Histogenics (“Merger Sub”), as amended (the “Merger Agreement”), pursuant to which Merger Sub merged with and into Ocugen, with Ocugen surviving as a wholly owned subsidiary of Histogenics (the “Merger”). Immediately after completion of the Merger, Histogenics changed its name to “Ocugen, Inc.” and the business conducted by Histogenics became the business conducted by “Ocugen, Inc.”.

Immediately prior to the Merger, Ocugen issued 4,574,272 common shares to the investors (Initial Share) and deposited 4,574,272 common shares into escrow (Additional Shares) on behalf of the investors. Subsequent to the Merger, on October 4, 2019 and pursuant to Securities Purchase Agreement. “Ocugen, Inc.” issued the Series A Warrants representing the right to acquire shares of “Ocugen, Inc.” common stock (“Common Shares”) up to the amount issuable in exchange for 200% of the converted Initial Shares plus the converted Additional Shares, additional Series B warrants to purchase Common Shares, and Series C warrants to purchase 50 million Common Shares.

On May 8, 2019, Histogenics entered into an asset purchase agreement with Medavate Corp., a Colorado corporation (the “Asset Purchase Agreement”), pursuant to which Histogenics agreed to sell substantially all of its assets relating to its NeoCart program, including, without limitation, intellectual property, business and license agreements and clinical trial data (the “Assets”) in return for a cash payment of $6.5 million. The closing of the sale of the Assets was subject to and conditioned upon the consummation of the Merger. “Ocugen, Inc.” is currently negotiating the terms of the Asset Purchase Agreement with Medavate Corp. and have extended the completion date of the Asset Purchase Agreement.

Collaboration Agreement

On September 27, 2019, “Ocugen, Inc.” entered into a co-development and commercialization agreement (the “Agreement”) with CanSino Biologics Inc. (“CanSinoBio”) with respect to the development and commercialization of the gene therapy product candidate, OCU400, for the treatment of NR2E3 Mutation-Associated Retinal Degeneration, Leber Congenital Amaurosis, Bardet-Biedl Syndrome and Rhodopsin Mutation-Associated Retinal Degeneration.

CanSinoBIO will be solely responsible for all costs and expenses of its development activities in the CanSinoBIO territory (Greater China, Hong Kong, Macao, and Taiwan), which, among other activities, include CMC development and manufacture of clinical supplies of OCU400, and “Ocugen, Inc.” will be responsible for all of the costs and expenses of its development activities in  “Ocugen, Inc.” territory (outside of CanSonaBio territory). CanSinoBIO will pay to “Ocugen, Inc.” an annual royalty between mid to high single digits based on net sales of products in the CanSinoBIO territory, and “Ocugen, Inc.” will pay to CanSinoBIO an annual royalty between low to mid-single digits based on net sales of products in “Ocugen. Inc.” territory.

Unless terminated earlier, the Agreement will continue in force on a country-by-country and product-by-product basis until the later of (a) the expiration of the last valid claim of patent rights of “Ocugen, Inc.” covering such product and (b) the tenth (10th) anniversary of the first commercial sale of such product in such country. The Agreement will also terminate upon the termination of the Exclusive License Agreement (the “SERI Agreement”), dated December 19, 2017, between “Ocugen, Inc.” and Schepens Eye Research Institute, Inc. (“SERI”). The Agreement may be terminated by either party in its entirety upon (a) a material breach of the Agreement by the other party, (b) a challenge by the other party or any of its affiliates of any intellectual property controlled by the terminating party or (c) bankruptcy or insolvency of the other party.

Management has evaluated subsequent events through October 7, 2019, the date the financial statements were available to be issued. Adjustments or additional disclosures, if any, have been included in these financial statements